Exhibit 8.1

January 23, 2024

Digital Health Acquisition Corp.

980 N Federal Hwy #304

Boca Raton, FL 33432

United States of America

Re:Material U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as counsel to Digital Health Acquisition Corp., a Delaware corporation (“DHAC”), in connection with the transactions contemplated by the Second Amended and Restated Business Combination Agreement, dated as of October 6, 2022 (as amended or modified from time to time, the “Business Combination Agreement”), by and among DHAC, DHAC Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of DHAC (“Merger Sub I”), DHAC Merger Sub II, Inc., a Texas corporation and wholly-owned subsidiary of DHAC (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), VSee Lab, Inc., a Delaware corporation (“VSee”), and iDoc Virtual Telehealth Solutions, Inc., a Texas corporation (“iDoc,” and together with VSee the “Company Parties”), including the merger of Merger Sub I into VSee (the “VSee Merger”) with VSee surviving as a wholly-owned subsidiary of DHAC and the merger of Merger Sub II into iDoc (the “iDoc Merger,” and together with the VSee Merger, the “Mergers”) with iDoc surviving as a wholly-owned subsidiary of DHAC (the transactions contemplated by the Business Combination Agreement, the “Business Combination”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement (File No. 333-268184) of DHAC on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Business Combination Agreement; and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Business Combination will be consummated in the manner described in the Registration Statement and the Business Combination Agreement, and will be effective under applicable law, (ii) none of the terms or conditions contained in either the Registration Statement or the Business Combination Agreement will be waived or modified and (iii) the facts relating to the Mergers and the Business Combination are accurately and completely reflected in the Registration Statement and the Business Combination Agreement. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations” constitute the opinion of Manatt, Phelps & Phillips, LLP as to the material U.S. federal income tax consequences applicable to U.S. Holders of VSee and iDoc Stock as a result of the Business Combination and U.S. Holders of DHAC Public Shares of a redemption of their Public Shares pursuant to the exercise of their redemption right in connection with the terms and conditions of the Amended and Restated Certificate of Incorporation in connection with the stockholder vote regarding the Business Combination Proposal.

This opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP